Exhibit 2.1

AMENDMENT NO. 1 TO

AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER, dated as of May 18, 2009 (this “Amendment”) is made and entered into by and among ST Software Holdings, LLC, a Delaware limited liability company (“Newco”), ST Mergersub, Inc., a Delaware corporation and wholly owned subsidiary of Newco (“Merger Sub”) and SumTotal Systems, Inc., a Delaware corporation (the “Company”).

RECITALS

A.        WHEREAS, the parties hereto have entered into the Agreement and Plan of Merger, dated as of April 23, 2009 (the “Merger Agreement”).

B.        WHEREAS, the parties desire to amend the Merger Agreement as provided herein and in accordance with Section 8.4 of the Merger Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, the parties agree as follows:

1.        Definitions.    Capitalized terms used in this Amendment but not otherwise defined herein shall have the meanings set forth in the Merger Agreement.

2.        Amendment of the Merger Agreement.    The following provisions of the Merger Agreement are hereby amended as follows:

2.1        Recital C.    Recital C to the Merger Agreement is hereby amended and restated in its entirety as follows:

“C.        Concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Accel-KKR Capital Partners III, L.P. (the “Guarantor”) has entered into a guarantee, dated as of the date hereof and in the form attached hereto as Exhibit A (as amended from time to time, the “Guarantee”), in favor of the Company with respect to the obligations and liabilities of Newco and Merger Sub arising under, or in connection with, this Agreement.”

2.2        Section 1.1(t).    Section 1.1(t) of the Merger Agreement (definition of Company Termination Fee) is hereby amended and restated in its entirety as follows:

“(t) “Company Termination Fee” shall mean an amount in cash equal to $6,670,000.”

2.3        Section 2.7(a)(ii).    Section 2.7(a)(ii) of the Merger Agreement is hereby amended by replacing the Per Share Price of “$3.80” with the Per Share Price of “$4.80”.

2.4        Section 3.3(b).    Section 3.3(b) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“(b) The Company Board has received the opinion of its financial advisor RBC Capital Markets dated May 18, 2009 that, as of the date of such opinion and subject to the assumptions, qualifications and limitations set forth therein, the Per Share Price was fair, from a financial point of view, to the holders of Company Common Stock.”

2.5        Section 3.7(a).    Section 3.7(a) of the Merger Agreement is hereby amended by replacing the Capitalization Date of “April 17, 2009” with the Capitalization Date of “May 1, 2009”.

2.6        Section 3.7(b).    Section 3.7(b) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“(b)    As of the Capitalization Date, the Company has reserved 10,799,571 shares of Company Common Stock for issuance under the Company Stock Plans, of which as of the Capitalization Date 7,229,038 shares of Company Common Stock have been reserved for future issuance pursuant to outstanding grants under the Company Stock Plans, and, since such date, no additional shares have been reserved. As of the close of business on the Capitalization Date, there were (i) outstanding Company Options to acquire up to 3,090,396 shares of Company Common Stock (x) with an exercise price per share less than the Price Per Share and (y) with a weighted average exercise price (rounded to the nearest penny) of $3.74, and, since the Capitalization Date, the Company has not granted, committed to grant or otherwise created or assumed any obligation with respect to any Company Options, and (ii) Company Stock-Based Awards representing the right to receive 993,098 shares of Company Common Stock, and, since the Capitalization Date, the Company has not granted, committed to grant or otherwise created or assumed any obligation with respect to any Company Stock-Based Awards. As of the close of business on the Capitalization Date, there were outstanding Company Options to acquire up to 3,145,544 shares of Company Common Stock with an exercise price per share equal to or greater than the Price Per Share.”

2.7        Section 4.10(a).    Section 4.10(a) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“Newco and Merger Sub have delivered to the Company a complete and accurate copy of an executed commitment letter (as amended from time to time, the “Commitment Letter”) from Accel-KKR Capital Partners III, L.P. (the “Investor”) pursuant to which the Investor has committed, on the terms and subject solely and exclusively to the conditions set forth therein, to invest the cash amounts set forth therein in Newco to fully finance the Merger and other transactions contemplated by this Agreement.”

2.8        Section 4.10(b).    The first sentence of Section 4.10(b) of the Merger Agreement is hereby amended and restated as follows:

“The Commitment Letter has not been amended or modified (except as amended and restated on May 18, 2009, a true and complete copy of which has been delivered to the Company), and the commitment set forth in the Commitment Letter has not been withdrawn or rescinded in any respect.”

2.9        Section 8.3.    Section 8.3(b)(ii) of the Merger Agreement is hereby amended by replacing the dollar amount of “$4,950,000” with the dollar amount of “$6,670,000”.

3.        Miscellaneous.

3.1        Continuance and Survival of Other Provisions.    Except as specifically amended hereby, the Merger Agreement (and all of the other covenants, agreements, representations, warranties, promises or other terms and conditions therein) shall remain in full force and effect without any change whatsoever. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Merger Agreement or any of the documents referred to therein. Except as expressly amended by this Amendment, this Amendment does not constitute a waiver of any term, condition or other provision of the Merger Agreement. For the avoidance of doubt, the phrases “as of the date hereof”, “as of the date of this Agreement” or words of similar import as used in the Merger Agreement (as amended pursuant to this Amendment) shall mean “as of April 23, 2009” (i.e., the date the Merger Agreement was executed).

3.2        Effect of Amendment.    This Amendment shall form a part of the Merger Agreement for all purposes, and each party hereto and thereto shall be bound hereby. This Amendment is effective on the date hereof upon execution of the parties hereto. From and after the execution of this Amendment by the parties hereto, any reference to the Merger Agreement shall be deemed a reference to the Merger Agreement as amended hereby.

3.3        Counterparts.     This Amendment may be executed in two or more counterparts (including by use of facsimiled signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Amendment.

3.4        Governing Law.    All issues and questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware of any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be executed by its duly authorized officer as of the day and year first written above.

ST SOFTWARE HOLDINGS, LLC

By:	/s/ Benjamin Bisconti
Name:	Benjamin Bisconti
Title:	President

ST MERGER SUB, INC.

By:	/s/ Benjamin Bisconti
Name:	Benjamin Bisconti
Title:	President

SUMTOTAL SYSTEMS, INC.

By:	/s/ Arun Chandra
Name:	Arun Chandra
Title:	Chief Executive Officer